Filed Pursuant to Rule 424(b)(5)

Registration No. 333-264062

PROSPECTUS SUPPLEMENT
(To prospectus dated April 11, 2022)

MAWSON INFRASTRUCTURE GROUP INC.

Common Stock

This prospectus supplement amends, supplements and supersedes certain information contained in the prospectus supplements dated May 4, 2023 and May 27, 2022, and their accompanying prospectus dated April 11, 2022 (collectively, the “HCW ATM Prospectus”), relating to the offer and sale of our common stock, par value $0.001 per share (the “Common Stock”), through H.C. Wainwright & Co., LLC (“Wainwright”), as sales agent, in “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, pursuant to the At the Market Offering Agreement with Wainwright dated as of May 27, 2022 (the “ATM Agreement”).

The Common Stock is traded on The Nasdaq Capital Market under the symbol “MIGI”. The last sale price of the Common Stock on December 6, 2024, was $1.32 per share on The Nasdaq Capital Market. Under the HCW ATM Prospectus, we could offer and sell up to an aggregate of $9,000,000 of shares of Common Stock under the ATM Agreement time to time through Wainwright. From May 4, 2023, through the date of this prospectus supplement, we have sold 503,439 shares of Common Stock under the HCW ATM Prospectus for an aggregate of $ 1,343,271.

On August 27, 2024, notice was provided to Wainwright to terminate the ATM Agreement, effective September 6, 2024. We have not made any sales of our Common Stock pursuant to the ATM Agreement or the HCW ATM Prospectus since September 6, 2024. As of September 6, 2024, we have sold an aggregate of 503,439 shares of Common Stock under the HCW ATM Prospectus for an aggregate of $ 1,343,271.

The purpose of this prospectus supplement is to terminate our continuous offering under the HCW ATM Prospectus Supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS ACCURATE, TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is December 13, 2024.